EXHIBIT 99.1

Contact:	Lily Outerbridge Investor Relations (441) 298-0760

PLATINUM UNDERWRITERS HOLDINGS, LTD. COMMENTS ON LOSS ESTIMATES FOR SECOND AND FIRST QUARTER 2011
CATASTROPHES

HAMILTON, BERMUDA, July 11, 2011 – Platinum Underwriters Holdings, Ltd. (NYSE: PTP) today announced that it expects losses from catastrophes in the second quarter of 2011 and increases to its loss estimates for catastrophes in the first quarter of 2011 will have a net negative impact of approximately $74.8 million on the Company’s second quarter 2011 results. The net negative impact from these events includes an estimate of losses and loss adjustment expenses, net of retrocessional coverage, reinstatement premiums, taxes and the expected impact of foreign exchange rates.

Approximately $28.0 million of the estimated net negative impact relates to the severe weather in the Midwest and Southeast regions of the United States during April and May of 2011 and is based on the Company’s portfolio modeling, discussions with brokers and clients, market share analysis and a review of the Company’s in-force contracts. The balance of the estimated net negative impact relates to an increase of the Company’s loss estimates for catastrophes in the first quarter of 2011 and is based primarily on information received from clients.

Estimated Net Negative Impact from Second and First Quarter 2011 Catastrophes
($ in millions)

Second Quarter 2011 Catastrophe Loss Estimates
April and May severe U.S. weather	$28.0
Increases to First Quarter 2011 Catastrophe Loss Estimates
February New Zealand earthquake	$32.9
Japan earthquake	7.2
2011 Australian floods and Cyclone Yasi	6.7

Subtotal	$46.8
Total	$74.8

The Company currently believes that the New Zealand earthquakes in June 2011 will result in less than $10 million of loss to the Company and therefore will be incorporated into its attritional loss ratio.

The Company’s assessment of its exposure to these events is ongoing. The actual net negative impact of these events on the Company’s results may differ materially from the Company’s estimates due to the inherent uncertainties of making such estimates, including the preliminary nature of available information, the use of portfolio models in the estimation process and potential inaccuracies and inadequacies in data provided by clients and brokers.

About Platinum
Platinum Underwriters Holdings, Ltd. (NYSE: PTP) is a leading provider of property, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele on a worldwide basis.  Platinum operates through its principal subsidiaries in Bermuda and the United States.  For further information, please visit Platinum’s website at www.platinumre.com.

Safe Harbor Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans or expectations that are inherently subject to significant business, economic and competitive uncertainties and contingencies. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements. The inclusion of forward-looking statements in this press release should not be considered as a representation by us or any other person that our current plans or expectations will be achieved. Numerous factors could cause our actual results to differ materially from those in forward-looking statements, including, but not limited to, severe natural or man-made catastrophic events, the effectiveness of our loss limitation methods and pricing models, the adequacy of our liability for unpaid losses and loss adjustment expenses, our ability to maintain our A.M. Best Company, Inc. and Standard & Poor’s ratings, our ability to raise capital on acceptable terms if necessary, the cyclicality of the property and casualty reinsurance business, the highly competitive nature of the property and casualty reinsurance industry, our ability to maintain our business relationships with reinsurance brokers, the availability of retrocessional reinsurance on acceptable terms, market volatility and interest rate and currency exchange rate fluctuation, tax, regulatory or legal restrictions or limitations applicable to us or the property and casualty reinsurance business generally, general political and economic conditions, including the effects of civil unrest, acts of terrorism, war or a prolonged United States or global economic downturn or recession; and changes in our plans, strategies, objectives, expectations or intentions, which may happen at any time at our discretion. As a consequence, our future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of us. The foregoing factors should not be construed as exhaustive. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events. For a detailed discussion of our risk factors, refer to Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2010.

# # #